PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 30, 1998)

                                  $892,950,000

                     BELL ATLANTIC FINANCIAL SERVICES, INC.
                          MEDIUM-TERM NOTES, SERIES A
                DUE FROM 9 MONTHS TO 40 YEARS FROM DATE OF ISSUE

                           SUPPORTED AS TO PAYMENT OF
                  PRINCIPAL, PREMIUM, IF ANY, AND INTEREST BY

                           BELL ATLANTIC CORPORATION
                             ---------------------

    Bell Atlantic Financial Services, Inc. ("FSI") may offer from time to time its Medium-Term Notes, Series A (the "Notes") due from 9 months to 40 years from the date of issue, as selected by the purchaser and agreed to by FSI, at an aggregate initial public offering price not to exceed $892,950,000 or its equivalent in foreign currencies or currency units. The Notes will bear interest at fixed rates ("Fixed Rate Notes") or variable rates ("Floating Rate Notes"). The interest rates on Fixed Rate Notes, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable upon maturity ("Zero Coupon Notes"), the method of determining the interest rate on Floating Rate Notes, the issue prices and maturity dates of the Notes and certain other terms will be established by FSI from time to time and will be set forth in supplements to this Prospectus Supplement ("Pricing Supplements"). Interest rates, the methods of determining interest rates and issue prices are subject to change by FSI, but no such change will affect any Note theretofore issued or as to which an offer to purchase has been accepted by FSI. Each Note will mature on a date from 9 months to 40 years from its date of issue, as selected by the purchaser and agreed to by FSI. See "Description of Notes and Support Agreement."

    The Notes may be denominated in U.S. dollars or in such foreign currencies or currency units as may be designated by FSI at the time of offering and set forth in a Pricing Supplement (the "Specified Currency"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will accrue from its date of issue and will be payable semi-annually in arrears on each May 30 and November 30 and at maturity (or, if applicable, upon redemption at the option of FSI or upon repayment at the option of the holders of the Notes (the "Holders")). The interest rate on Floating Rate Notes will be determined by reference to the "CD Rate", the "Commercial Paper Rate", the "Federal Funds Rate", "LIBOR", the "Prime Rate", the "Treasury Rate" or other interest rate formula or basis, and may be adjusted by any "Spread" and/or "Spread Multiplier" as defined herein as may be designated by FSI at the time of the offering and set forth in the applicable Pricing Supplement. Interest on each Floating Rate Note will accrue from its date of issue and will be payable as set forth in the applicable Pricing Supplement and at Stated Maturity (or, if applicable, upon redemption or repayment).

    The principal amount payable at maturity and/or the interest payable on each Note may be determined by reference to the relationship between two or more specified currencies, by reference to one or more equity or other indices and/or formulae or the price of one or more specified commodities or by such other methods as may be described in the applicable Pricing Supplement (an "Indexed Note", which term includes any Currency Indexed Note (as defined herein)). Fixed Rate Notes may pay a level amount in respect of both principal and interest amortized over the life of the Note (an "Amortizing Note"). The Notes will not be subject to redemption at the option of FSI or repayment at the option of the Holder thereof prior to their maturity nor subject to any sinking fund unless otherwise specified in the applicable Pricing Supplement.

    The Notes will be issued in fully registered certificated or book-entry form and, unless otherwise specified in an applicable Pricing Supplement, in denominations of $1,000 or any integral multiple thereof. Ownership interests in Notes issued in book-entry form will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company, as Depository, and its participants. Owners of beneficial interests in Notes issued in book-entry form will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of Notes and Support Agreement -- Book-Entry, Delivery and Form" in this Prospectus Supplement.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
    SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
    OFFENSE.

=================================================================================================================================
                                                     PRICE TO                     AGENTS'                    PROCEEDS TO
                                                    PUBLIC(1)                  COMMISSIONS(2)               COMPANY(2)(3)
---------------------------------------------------------------------------------------------------------------------------------
Per Note..................................             100%                      .150-.750%                 99.850-99.250%
---------------------------------------------------------------------------------------------------------------------------------
Total(4)..................................         $892,950,000            $1,339,425-$6,697,125      $891,610,575-$886,252,875
=================================================================================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.

(2) FSI will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated or Salomon Brothers Inc (each, an "Agent," and collectively, the "Agents") in the form of a discount ranging from .150% to .750% of the principal amount of any Note sold through such Agent by FSI, depending upon the maturity of the Note sold, and may sell Notes to an Agent, as principal. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent to investors and other purchasers at prevailing market prices at the time or times of resale, to be determined by such Agent. FSI has agreed to indemnify the Agents against and make contributions with respect to certain liabilities, including liabilities under the Securities Act of 1933, as amended. Commissions with respect to transactions with Stated Maturities in excess of 30 years will be agreed upon by FSI and the respective Agent at the time of sale.

(3) Assuming Notes are issued at 100% of their principal amount and before deducting expenses payable by FSI estimated at $395,000.

(4) Or the equivalent thereof in other currencies, including composite currencies.
                             ---------------------

    The Notes are being offered on a continuing basis by FSI through the Agents, each of which has agreed to use its best efforts to solicit offers to purchase the Notes. The Notes may also be sold to an Agent, as principal, for resale to investors and other purchasers. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. FSI reserves the right to sell Notes directly to investors on its own behalf. No commission will be payable on Notes sold directly by FSI. FSI reserves the right to withdraw, cancel or modify the offer made hereby without notice. FSI or the Agent that solicits an offer may reject such offer to purchase the Notes in whole or in part. See "Supplemental Plan of Distribution" in this Prospectus Supplement.
                             ---------------------
MERRILL LYNCH & CO.
                    GOLDMAN, SACHS & CO.
                                     MORGAN STANLEY DEAN WITTER
                                                   SALOMON SMITH BARNEY
                             ---------------------

           The date of this Prospectus Supplement is March 30, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE NOTES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."
                             ---------------------

                   DESCRIPTION OF NOTES AND SUPPORT AGREEMENT

GENERAL

     Unless otherwise specified in an applicable Pricing Supplement, the following description of the particular terms of the Notes offered hereby (referred to in the Prospectus as "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities and Support Agreement set forth in the Prospectus, to which description reference is hereby made.

     The Notes constitute a single series for purposes of the Indenture and are limited in amount as set forth on the cover page hereof. The foregoing limit, however, may be increased by FSI if in the future it determines that it may wish to sell additional Notes. All Notes will be supported as to payment of principal, premium, if any, and interest by Bell Atlantic Corporation ("Bell Atlantic"). For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities and Support Agreement" in the Prospectus.

     Unless previously redeemed or repaid, a Note will mature on the date ("Stated Maturity") from 9 months to 40 years from its date of issue that is specified on the face thereof and in the applicable Pricing Supplement. As used herein, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday (a) which is not a day on which banking institutions are authorized or obligated by law or executive order to close (i) in The City of Philadelphia, Pennsylvania and (ii) with respect to a payment to be made on a Note denominated in a currency other than U.S. dollars, in the principal financial center of the Country of Specified Currency (or if the Specified Currency is ECUs, Brussels, Belgium), and (b) with respect to any LIBOR Note, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market (a "London Banking Day").

     Each Note will be denominated in a Specified Currency as specified on the face thereof and in the applicable Pricing Supplement, which may include U.S. dollars or any other currency set forth in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for them by delivery of the requisite amount of the Specified Currency to an Agent, unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency provided that, at the election of the Holder thereof and in certain circumstances at the option of FSI, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest."

     The Notes will be issuable in global or definitive form, as specified in the applicable Pricing Supplement. For a description of the respective forms, denominations and transfer and exchange procedures in respect of any such global Note and the Notes ("Book-Entry Notes") represented thereby, reference is made to "Description of Notes and Support Agreement -- Book-Entry, Delivery and Form" below and to the applicable Pricing Supplement. Unless otherwise specified in a Pricing Supplement, the authorized denominations of any Note denominated in U.S. dollars will be $1,000 and integral multiples thereof. The authorized denominations of any Note denominated in other than U.S. dollars will be specified in the applicable Pricing Supplement.

     Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by FSI. Unless otherwise indicated in the applicable Pricing Supplement, each Note, except any Zero Coupon Note, will bear interest at a fixed rate or at a rate determined by reference to the Commercial Paper Rate, the Prime Rate, the London Inter-Bank Offered Rate ("LIBOR"), the Treasury Rate, the CD Rate or the

Federal Funds Rate or such other interest rate formula as may be set forth in an applicable Pricing Supplement and Note, as adjusted by the Spread and/or Spread Multiplier, if any, applicable to such Note. See "Interest Rate" below. Zero Coupon Notes will be issued at a discount from the principal amount payable at maturity thereof, but Holders of Zero Coupon Notes will not receive periodic payments of interest thereon.

     The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof and which provides that upon redemption by FSI, repayment at the option of the Holder, or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or repayment or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption, repayment or acceleration will be determined in accordance with the terms of the Note but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for United States federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or repayment or acceleration of maturity of such Note. See "Certain United States Federal Income Tax Considerations -- United States Holders -- Original Issue Discount" below.

     Definitive Notes may be presented for registration of transfer or exchange at the principal corporate trust office of the Security Registrar. First Union National Bank, Philadelphia, Pennsylvania ("First Union") is the current Security Registrar, and its principal corporate trust office is located at 123
S. Broad Street, Philadelphia, Pennsylvania, 19109, Corporate Trust Administration.

REDEMPTION AND REPAYMENT

     The Notes will be subject to redemption by FSI on and after the initial redemption date, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to maturity. On and after the Initial Redemption Date with respect to any Note, such Note will, unless otherwise indicated in the applicable Pricing Supplement, be redeemable in whole or in part in increments of $1,000, at the option of FSI at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given no more than 60 nor less than 30 days prior to the date of redemption.

     The Redemption Price for each Note subject to redemption shall initially be equal to a certain percentage (the "Initial Redemption Percentage") of the principal amount of such Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount. The Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to maturity will be fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note.

     The Notes will be subject to repayment at the option of the Holders thereof in accordance with the terms of the Notes on their respective optional repayment dates, if any, fixed at the time of sale and set forth in the applicable Pricing Supplement and the applicable Note (the "Optional Repayment Dates"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to maturity. On any Optional Repayment Date with respect to any Note, such Note will, unless otherwise indicated in the applicable Pricing Supplement, be repayable in whole, or in part in increments of $1,000, at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the date of repayment, on notice given by such Holder to FSI not more than 25 nor less than 15 days prior to the Optional Repayment Date.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

INTEREST RATE

     Each Note, other than a Zero Coupon Note, will bear interest from its date of issue or from the most recent Interest Payment Date (or, if such Note is a Floating Rate Note and the Interest Reset Dates are daily or weekly, from and including the day following the most recent Regular Record Date) to which interest on such Note has been paid or duly provided for at the fixed rate per annum, or at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Interest Payment Date and at maturity or early redemption or repayment if applicable as specified below under "Payment of Principal and Interest".

     Each Note, other than a Zero Coupon Note, will bear interest at either (a) a fixed rate (a "Fixed Rate Note") or (b) a variable rate determined by reference to an interest rate formula (a "Floating Rate Note"), which may be adjusted by adding or subtracting the Spread and/or multiplying by the Spread Multiplier (each term as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum numerical interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Rate"); and (b) a minimum numerical interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Rate"). In addition to any Maximum Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by Pennsylvania law, as the same may be modified by United States law of general application. The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

     Unless otherwise provided in the applicable Pricing Supplement, First Union will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Stated Maturity (or date of redemption or repayment, if any), as the case may be.

     The applicable Pricing Supplement relating to a Fixed Rate Note will designate a fixed rate of interest per annum payable on such Fixed Rate Note. The applicable Pricing Supplement relating to a Floating Rate Note will designate an interest rate basis (the "Interest Rate Basis") for such Floating Rate Note. The Interest Rate Basis for each Floating Rate Note may be one or more of the following rates: (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note; (b) the Prime Rate, in which case such Note will be a Prime Rate Note; (c) LIBOR, in which case such Note will be a LIBOR Note; (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note; (e) the CD Rate, in which case such Note will be a CD Rate Note; (f) the Federal Funds Rate, in which case such Note will be a Federal Funds Rate Note; or (g) such other interest rate basis or formula as is set forth in such Pricing Supplement. The applicable Pricing Supplement for a Floating Rate Note will specify the Interest Rate Basis and, if applicable, the Calculation Agent, the Index Maturity, the Spread and/or Spread Multiplier, the Maximum Rate, the Minimum Rate, the Initial Interest Rate, the Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date with respect to such Note.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of Treasury Rate Notes which reset weekly, the Tuesday of each week except as provided below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of the four months of each year as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) the interest rate in effect for the ten days immediately prior to maturity of a Note will be that in effect on the tenth day preceding such maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date will be the next preceding Business Day.

     The Interest Determination Date pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date with respect to an Interest Reset Date for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Banking Day immediately preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) will be rounded upward to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any heading "Commercial Paper -- Nonfinancial". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal

Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date, if any, or the Initial Interest Rate.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield = 100 X     360 X D
                            360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the face of the Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the display designated as page "USPrime1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPrime1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen USPrime1 Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date as quoted on the Reuters Screen USPrime1 Page on such Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen USPrime1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three major money center banks in The City of New York as selected by the Calculation Agent. If fewer than three quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates so quoted in The City of New York on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date, if any, or the Initial Interest Rate.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the face of the LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

     (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on that LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

     (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in
(i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in
(i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on that LIBOR Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent ("Reference Banks") to prime banks in the London interbank market commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of the LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be the rate of LIBOR in effect on such date, if any, or the Initial Interest Rate.

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 3:00 P.M., New York City time, on a relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held during such week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity, provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date, if any, or the Initial Interest Rate.

  CD Rate Notes

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified on the face of the CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 3:00 P.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading non-bank dealers of negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000, provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date, if any, on the Initial Interest Rate.

  Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(510) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date, if any, or the Initial Interest Rate.

PAYMENT OF PRINCIPAL AND INTEREST

     Payments of principal of (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency; provided, however, that payments of principal (and premium, if any) and interest on Notes denominated in other than U.S. dollars will nevertheless be made in U.S. dollars (i) unless otherwise specified in a Pricing Supplement, at the option of the Holders thereof under the procedures described in the two following paragraphs and (ii) at the option of FSI in the case of imposition of exchange controls or other circumstances beyond the control of FSI as described in the last paragraph under this heading. If specified in the applicable Pricing Supplement, the amount of principal payable on the Notes therein described will be determined by reference to an index or formula described in such Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of interest and principal (and premium, if any) with respect to any Note denominated in other than U.S. dollars will be made in U.S. dollars if the Holder of such Note on the relevant Regular Record Date or at maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Trustee at its principal corporate trust office in Philadelphia, Pennsylvania on or prior to such Regular Record Date or the date 15 days prior to maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable or telex or, if promptly confirmed in writing by other form of facsimile transmission. Any such request made with respect to any Note by a Holder will remain in effect with respect to any further payments of interest and principal (and premium, if any) with respect to such Note payable to such Holder, unless such request is revoked on or prior to the relevant Regular Record Date or the date 15 days prior to maturity, as the case may be. Holders of Notes denominated in other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

     The U.S. dollar amount to be received by a Holder of a Note denominated in other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 A.M. New York City time on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable Pricing Supplement, First Union will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity or upon redemption or repayment will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the May 15 or November 15, as the case may be, next preceding the Interest Payment Dates.

     Unless otherwise indicated in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on each May 30 and November 30. Unless otherwise indicated in the applicable Pricing Supplement interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month, or the third Wednesday of each of the four months of each year specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of the four months of each year specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at maturity or on the date of redemption date or repayment, if any. If an Interest Payment Date with respect to any Floating Rate Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be postponed to the next succeeding Business Day (or, in the case of a LIBOR Note, if such day falls in the next calendar month, the next preceding Business Day). If the maturity date (or date of redemption or repayment) of any Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date (or the date of redemption or repayment).

     Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid with respect to such Note), to but excluding the applicable Interest Payment Date. However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, the interest payments will include interest accrued from, but excluding, the Regular Record Date through which interest has been paid (or from and including the date of issue, if no interest has been paid with respect to such Note), through and including the Regular Record Date next preceding the applicable Interest Payment Date, except that the interest payment on the maturity date (or, if applicable, the date of redemption or repayment) will include interest accrued to, but excluding, such date.

     With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Any payment on any Fixed Rate Note due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no interest shall accrue for the period from and after such date.

     Payments on Notes issued in book-entry form will be made to the Depository or its nominee in accordance with the arrangements then in effect between the Trustee and the Depository. See "Description of

Notes and Support Agreement -- Book-Entry Notes, Delivery and Form" in this Prospectus Supplement. In the case of Notes denominated in U.S. dollars and issued in certificated form, principal, premium, if any, and interest will be payable, the transfer of the Notes will be registrable and Notes will be exchangeable for Notes bearing identical terms and provisions at the office or agency of FSI in Philadelphia, Pennsylvania designated for such purpose; provided, however, that the payment of interest, other than interest at maturity (or on the date of redemption or repayment, if a Note is redeemed or repaid prior to maturity), may be made at the option of FSI by check mailed to the address of the person in whose name the applicable Note is registered at the close of business on the relevant Regular Record Date as shown on the applicable Security Register maintained by the Trustee. Payment of the principal or, premium, if any, and interest, if any, on Notes denominated in U.S. dollars and issued in certificated form due to the Holders thereof on maturity or upon earlier redemption or repayment will be paid, in immediately available funds, upon presentation of such Notes at the office or agency of FSI maintained for the purpose in Philadelphia, Pennsylvania; provided that any such Note is presented in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

     Notwithstanding the foregoing, a Holder of at least $10,000,000 in aggregate principal amount of Notes, denominated in U.S. dollars and issued in certificated form having the same Interest Payment Dates may by written notice to the Trustee on or before the Regular Record Date preceding an Interest Payment Date arrange to have the interest payable on all Notes held by such Holder on such Interest Payment Date and all subsequent Interest Payment Dates, until written notice to the contrary is given to the Trustee, made by wire transfer of immediately available funds to an account at a bank in Philadelphia, Pennsylvania (or other bank consented to by the FSI) designated by such Holder (provided that such bank has appropriate facilities therefor).

     Unless otherwise specified in the applicable Pricing Supplement, payments of interest and principal (and premium, if any) with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer to such account with a bank located outside the United States as shall have been designated at least five Business Days prior to the Interest Payment Date or Stated Maturity, as the case may be, by the Holder of such Note on the relevant Regular Record Date or maturity or upon redemption or repayment, provided that, in the case of payment of principal of (and premium, if any) and any interest due at maturity or upon redemption or repayment, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its principal corporate trust office in Philadelphia, Pennsylvania, and, unless revoked, any such designation made with respect to any Note by a Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, such payment will be made within five Business Days of such receipt. FSI will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but any tax, assessment or government charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

     If the principal of (and premium, if any) or interest on any Note is payable in other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of FSI, FSI will be entitled to satisfy its obligations to Holders of the Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the second Business Day prior to such payment or, if the Market Exchange Rate is not then available, the most recently available Market Exchange Rate. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under the Indenture.

NON-DOLLAR DENOMINATED AND INDEXED NOTES

     If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in a Pricing Supplement which will state the Specified Currency, including composite currencies such as the European Currency Unit, in which the principal, premium, if any, and interest with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination. Also see "Foreign Currency Risks" below.

     Indexed Notes may be issued with the principal amount payable at maturity and/or interest to be paid thereon to be determined with reference to the exchange rate of a specified currency relative to an index (the "Currency Index"), each as set forth in a Pricing Supplement ("Currency Indexed Notes"). Holders of such Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of the Indexed Notes depending upon the relative value at maturity of the Specified Currency compared to the Currency Index. Information as to the method for determining the principal amount payable at maturity (or upon redemption or repayment, if applicable), the relative value of the Specified Currency compared to the applicable Currency Index and certain additional risks and tax considerations associated with an investment in Indexed Notes will be set forth in the applicable Pricing Supplement.

     The Notes also may be issued as Indexed Notes, other than Currency Indexed Notes, the principal amount of which payable at maturity and/or the interest thereon may be determined by reference to one or more equity or other indices and/or formulae or the price of one or more specified commodities or by such other methods or formulae as may be specified by FSI in the applicable Pricing Supplement. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable and the amount of principal payable on the maturity date in respect of such an Indexed Note will be determined, certain special tax consequences to Holders of such Indexed Note, certain risks associated with an investment in such Indexed Note and other information relating to such Indexed Note.

PAYMENTS ON AMORTIZING NOTES

     Amortizing Notes are securities for which payments of principal and interest are made in equal installments over the life of the security. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent Holders.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the determination of an Interest Rate Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto or to any Fixed Rate Note may be modified by the terms as specified under "Other Provisions" on the face thereof or in an addendum thereto, if so specified on the face of such Note and in the applicable Pricing Supplement.

BOOK-ENTRY, DELIVERY AND FORM

     The Depository Trust Company (the "Depository") will act as securities depository for any Book-Entry Notes which are denominated in U.S. dollars. Upon issuance, all Notes bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, Stated Maturity and other terms will be represented by one or more fully-registered securities ("Global Notes") registered in the name of Cede & Co. (the Depository's partnership nominee). Each Global Note certificate will be deposited with the Depository.

     The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of

1934, as amended. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants who maintain accounts directly with the Depository ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under the Depository system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depository's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, in each case, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Global Notes deposited by Participants with the Depository are registered in the name of the Depository's partnership nominee, Cede & Co. The deposit of Global Notes with the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depository nor Cede & Co. will consent or vote with respect to Notes. Under its usual procedures, the Depository mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on payment dates in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of the Depository, the Trustee or any Paying Agent under the Indenture, or FSI, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of FSI or the Trustee or any Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     The Depository may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to FSI or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered.

     FSI may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depository). In that event, Note certificates will be printed and delivered.

     In addition to the circumstances described in the two preceding paragraphs, Global Notes are exchangeable for Note certificates only if an Event of Default with respect to the Notes represented by such Global Notes has occurred and is continuing.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that FSI believes to be reliable, but FSI takes no responsibility for the accuracy thereof.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax considerations which are relevant to the ownership of Notes as of the date hereof. This summary deals only with Notes held as capital assets and does not address special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as part of a hedging, conversion or constructive sale transaction or a straddle or owners of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

     Certain United States federal income tax considerations which are specific to the Notes described in a particular Pricing Supplement, or certain characteristics of such Notes which are relevant for federal income tax purposes, may be described in such Pricing Supplement. Any such discussion of such specific considerations or characteristics should be read together with this summary. For example, if FSI determines that a particular Note will be issued with original issue discount ("OID"), or that a particular Note will bear interest that is not qualified stated interest (as defined below), notice of such determination will be given in the applicable Pricing Supplement. In addition, certain United States federal income tax considerations with respect to Indexed Notes, Notes issued with OID which are redeemable prior to their Stated Maturity, Floating Rate Notes and Notes providing for contingent payments will depend on specific factors which are not ascertainable until such Notes are issued (such as, with respect to an Indexed Note, the specific index or indices used to determine indexed payments on the Note and the amount and timing of any contingent payments of principal and interest and, with respect to a Note issued with OID which is redeemable prior to its Stated Maturity, the terms of such redemption). Thus, persons considering the purchase of such Notes should review any discussion in the applicable Pricing Supplement of United States federal income tax considerations which are specific to such Notes, together with this summary.

     Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning both the United States federal income tax consequences of such actions in light of their particular situations as well as any consequences arising under United States federal taxes other than income taxes and any consequences arising under the laws of any other taxing jurisdiction.

     In this discussion, a "United States Holder" is an owner of a Note that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or
(iv) a trust which is subject to the supervision of a court within the United States and to the control of a United States person as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is an owner of a Note other than a United States Holder.

UNITED STATES HOLDERS

  Payments of Interest

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

  Original Issue Discount

     United States Holders of Notes having a term greater than one year and which are issued with OID ("OID Notes") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below).

     Additional rules applicable to OID Notes which are denominated in or determined by reference to a Specified Currency other than the U.S. dollar are described under "Foreign Currency Notes" below, and the following discussion does not address Notes providing for contingent payments other than Notes that bear qualified stated interest.

     A Note having a term greater than one year with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an Amortizing Note, the weighted average maturity. The "issue price" of each
Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

     In the case of a Note issued with de minimis OID (i.e., the issuance discount is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as principal payments on the Note are made in proportion to the stated principal amount of the Note. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

     United States Holders of OID Notes must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an OID
Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an OID Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. FSI is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt owners.

     In the case of an OID Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). United States Holders should consult with their own tax advisors about this election.

  Short-Term Notes

     In the case of Notes having a term of one year or less ("Short-Term Notes"), United States Holders that report income for United States federal income tax purposes on the accrual method are generally not taxed on the basis of stated interest, but instead are taxable on the accrued portion of the owner's discount. This discount equals the difference between (i) the sum of all payments to be made on the Note, including stated interest, and (ii) either the issue price of the Note or, if the owner elects, the owner's tax basis for the Note. Discount accrues on a straight-line basis unless the United States Holder elects to use a constant yield method based on daily compounding.

     Individuals and certain other United States Holders that report income for United States federal income tax purposes on the cash method will include stated interest on Short-Term Notes in income as it is received, but are not required to include accrued discount in income currently unless they elect to do so. In the case of such owners that are not required, and do not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of a Short-Term Note will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. Such accrual will occur on a straight-line basis unless the owner of the Short-Term Note elects to use a constant yield method based on daily compounding. A United States Holder that is not required to include accrued discount in income currently, and does not elect to do so, may be required to defer deductions for a portion of the interest expense with respect to any indebtedness incurred or continued to purchase or carry Short-Term Notes.

  Market Discount

     If a United States Holder purchases a Note, other than an OID Note or a Short-Term Note, for an amount that is less than its stated redemption price at maturity, or purchases an OID Note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Premium

     A United States Holder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will offset interest income only as a United States Holder takes the qualified stated interest into account under the United States Holder's regular accounting method. If the premium amortization for any accrual period exceeds the interest income taken into account, such excess is carried over by the United States Holder to future accrual periods. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Sale, Exchange and Retirement of Notes

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except with respect to certain Short-Term Notes as described above, with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes or with respect to market discount as described above, such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

  Foreign Currency Notes

     In the case of a Note denominated in a Specified Currency other than the U.S. dollar (a "Foreign Currency Note"), if interest payments are made in a foreign currency to a United States Holder that is not required to accrue such interest prior to its receipt, such owner will be required to include in income the U.S. dollar value of the amount received (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

     A United States Holder that is required to accrue interest on a Foreign Currency Note prior to the receipt of such interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the owner). An accrual basis owner may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the owner's taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Upon receipt of an interest payment on such Note, such United States Holder will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any foreign currency received at the "spot rate" for such foreign currency on the date received) and the U.S. dollar value of the interest income that such United States Holder has previously included in income with respect to such payment.

     OID on a Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by an owner on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any foreign currency received at the spot rate for such foreign currency on the date of payment). For this purpose, all receipts on a Note will be viewed first as the receipt of any stated interest payments called for under the terms of the Note, second as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

     The amount of market discount on Foreign Currency Notes includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the United States Holder has elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A United States Holder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

     Bond premium on a Foreign Currency Note will be computed in the applicable foreign currency. With respect to a United States Holder that elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the Foreign Currency Note. A United States Holder that does not elect to amortize bond premium will translate the bond premium, computed in the applicable foreign currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

     A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note determined at the time of such purchase. A United States Holder that purchases a Note with previously owned foreign currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such foreign currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, retirement or other disposition of a Foreign Currency Note, the amount realized upon such sale, exchange, retirement or other disposition will be the U.S. dollar value of the amount realized in foreign currency (other than amounts attributable to accrued but unpaid interest not previously included in the owner's income), determined at the time of the sale, exchange, retirement or other disposition.

     A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, retirement or other disposition) of a Foreign Currency Note. Such gain or loss will be treated as ordinary income or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a Foreign Currency Note. Under proposed Treasury regulations issued on March 17, 1992, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (i) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that such Note was held and (ii) such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the owner's tax basis in) the Foreign Currency Note.

     A United States Holder's tax basis in foreign currency received as interest on (or OID with respect to), or received on the sale, exchange, retirement or other disposition of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the owner received such foreign currency. Any gain or loss recognized by a United States Holder on a sale, exchange, retirement or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury regulations or administrative pronouncements of the IRS.

NON-UNITED STATES HOLDERS

     Subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by FSI or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of FSI entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to FSI through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code, and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the Treasury regulations thereunder; and

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of FSI with a statement to the effect that the beneficial owner is not a United States person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1998 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to such Non-United States Holder will be subject to a 30 percent withholding tax unless the beneficial owner of the Note provides FSI or its paying agent, as the case may be, with a properly executed
(1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such owner is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note paid to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by FSI or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1998, a foreign partnership in which one or more United States persons, in the aggregate, own more than 50 percent of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such owner's United States federal income tax liability provided the required information is furnished to the IRS.

                             FOREIGN CURRENCY RISKS

GENERAL

     Exchange Rates and Exchange Controls. An investment in Notes that are denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks depend on economic and political events over which FSI has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

     Governments have imposed from time to time and may in the future impose exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a Note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available at such Note's maturity. In that event, FSI will repay in U.S. dollars on the basis of the most recently available Market Exchange Rate. See "Description of Notes and Support Agreement -- Payment of Principal and Interest".

     THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located outside the United States. See "Description of Notes and Support Agreement -- Payment of Principal and Interest."

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. The information set forth in this Prospectus Supplement generally is directed to prospective purchasers who are United States residents, and FSI disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and interest on the Notes other than under "Certain United States Federal Income Tax Considerations -- Non-United States Holders." Such persons should consult their own financial and legal advisors with regard to such matters.

     Governing Law and Judgments. The Notes will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date.

EXCHANGE RATE AND CONTROLS FOR SPECIFIED CURRENCIES

     With respect to any Note denominated in other than U.S. dollars, a Pricing Supplement with respect to the applicable Specified Currency (which supplement shall include information with respect to applicable current foreign exchange controls, if any) shall be attached to this Prospectus Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis for sale by FSI through the Agents, which have agreed to use their best efforts to solicit offers to purchase the Notes. FSI will pay the applicable Agent a commission which, depending on the maturity of a Note, will range from .150% to .750% of the principal amount of a Note sold through such Agent; provided however that commissions with respect to transactions with Stated Maturities in excess of 30 years will be as agreed by FSI and the respective Agent at the time of sale. FSI may also sell Notes to an Agent, as principal, at a discount from the principal amount thereof and such Agent may later resell such Notes to investors or other purchasers at varying prices related to prevailing market prices at the time of resale as determined by such Agent. FSI may also engage other agents to act on the same terms as the Agents. The Notes will be issued only in fully registered form at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from FSI. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions at varying prices determined at the time of sale, at a fixed public offering price, if so agreed, or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers the public offering price (in the case of Notes sold on a fixed public offering price basis), concession and discount may be changed.

     FSI reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with FSI or through an Agent. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer received by it to purchase Notes.

     Payment of the purchase price of the Notes will be required to be made in immediately available funds in New York, New York on the date of settlement.

     The Notes will not be listed on any securities exchange. The Agents presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Agents. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops.

     FSI reserves the right to sell Notes directly to investors on its own behalf. No commission will be payable on Notes sold directly by FSI.

     The Agents may be customers of, engage in transactions with or perform services for FSI and Bell Atlantic in the ordinary course of business.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. FSI and Bell Atlantic have agreed to indemnify the Agents against or to make contributions relating to certain liabilities, including liabilities under such Act. FSI and Bell Atlantic have agreed to reimburse the Agents for certain expenses.

     The Agents will be permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Agents create a short position in the Notes in connection with the offering, i.e., if they sell more of the Notes than are set forth on the cover page of this Prospectus Supplement, the Agents may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither FSI nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the Notes. In addition, neither FSI nor any of the Agents makes any representation that the Agents will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

P R O S P E C T U S

                                  $892,950,000

                     BELL ATLANTIC FINANCIAL SERVICES, INC.

                                DEBT SECURITIES

                     SUPPORTED AS TO PAYMENT OF PRINCIPAL,
                        PREMIUM, IF ANY, AND INTEREST BY

                           BELL ATLANTIC CORPORATION

     Bell Atlantic Financial Services, Inc. ("FSI") from time to time may offer its unsecured notes, debentures, or other debt securities (the "Debt Securities"), in one or more series, in an aggregate principal amount of up to U.S. $892,950,000 (or its equivalent in foreign denominated currencies or foreign currency units or other composite currencies). The aggregate principal amount of the Debt Securities to be issued may be increased, if any Debt Securities are issued at an original issue discount, such that the principal amount less such discount shall be equal to $892,950,000. Debt Securities may be issued in registered form without coupons or in the form of one or more global securities (each a "Global Security"). All Debt Securities will be supported as to payment of principal, premium, if any, and interest by Bell Atlantic Corporation ("Bell Atlantic").

     When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for the redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by or sold through, underwriters, agents or dealers and the compensation of such underwriters, agents or dealers, any listing of the Debt Securities on a securities exchange and the other terms in connection with the offering and sale of such Debt Securities.

     FSI may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of FSI or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to FSI from such sale, which will be set forth in the Prospectus Supplement, will be the purchase price of such Debt Securities less such commission in the case of an agent, the purchase price of such Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by the Prospectus Supplement applicable to the Debt Securities being sold.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is March 30, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING AND THE PURCHASE OF NOTES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION" IN THE APPLICABLE PROSPECTUS SUPPLEMENT.
                            ------------------------

                             AVAILABLE INFORMATION

     Bell Atlantic is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Bell Atlantic can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following Commission Regional Offices: Seven World Trade Center, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such material can also be inspected and copied at the offices of the New York, Boston, Midwest, Philadelphia and Pacific Stock Exchanges, on each of which exchanges certain of Bell Atlantic's securities are listed. Copies can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Branch, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports and other information concerning the Company.

     Bell Atlantic and FSI have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

     The Commission has granted to FSI an exemption from the reporting obligations of Sections 13 and 15(d) of the Exchange Act and, accordingly, FSI does not file periodic reports under the Exchange Act.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Bell Atlantic with the Commission (File No. 1-8606) are incorporated herein by reference:

          1. Bell Atlantic's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

          2. Bell Atlantic's Current Reports on Form 8-K dated January 21, 1998, and March 13, 1998.

     All documents filed by Bell Atlantic pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Bell Atlantic and FSI will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference therein. Requests should be directed to Director -- External Reporting, Bell Atlantic Corporation, 31st Floor, 1717 Arch Street, Philadelphia, Pennsylvania 19103 (telephone number
(215) 963-6360).

                           BELL ATLANTIC CORPORATION

     Bell Atlantic, a provider of communications and related services, was incorporated under the laws of the State of Delaware on October 7, 1983, as one of the seven original regional holding companies formed in connection with the court-approved divestiture of American Telephone & Telegraph Company. The new Bell Atlantic was formed through the merger of Bell Atlantic and NYNEX Corporation ("NYNEX") (another original regional holding company) on August 14, 1997. For the year ended 1997, Bell Atlantic had total operating revenues of $30.2 billion, net cash from operating activities of nearly $8.9 billion and, at December 31, 1997, total assets of $54.0 billion.

     Bell Atlantic has its principal executive offices at 1095 Avenue of the Americas, New York, New York 10036 (telephone number (212) 395-2121).

                     BELL ATLANTIC FINANCIAL SERVICES, INC.

     FSI was established to provide financing to Bell Atlantic and certain subsidiaries of Bell Atlantic other than Bell Atlantic's domestic telephone company subsidiaries. FSI does not engage in any separate business activities. FSI will raise funds through the offering of the Debt Securities and will lend the net proceeds to Bell Atlantic and/or one or more subsidiaries of Bell Atlantic. All of the Debt Securities will be supported as to payment of principal, premium, if any, and interest by Bell Atlantic, subject to the Asset Carve-Out (as defined herein). See "Description of Debt Securities and Support Agreements." The Commission has issued an order dated August 26, 1992, exempting FSI from certain provisions of Rule 3a-5 of the Investment Company Act of 1940 (the "Investment Company Act"), which provisions generally require the corporate parent of a finance subsidiary to guarantee unconditionally the debt securities of the subsidiary. Pursuant to the order, FSI will be exempt from the Investment Company Act under Rule 3a-5.

     FSI is a wholly-owned indirect subsidiary of Bell Atlantic and was incorporated under the laws of the State of Delaware in November, 1983. The principal executive offices of FSI are located at 3900 Washington Street-2nd Floor, Wilmington, Delaware 19802 (telephone number (302) 761-4200).

              RATIO OF EARNINGS TO FIXED CHARGES OF BELL ATLANTIC

     The following table sets forth the ratio of earnings to fixed charges of Bell Atlantic for the periods indicated. The ratios of earnings to fixed charges have been derived from audited financial statements for the years ended December 31, 1995-97 and unaudited financial statements for the years ended December 31, 1993 and 1994.

              YEARS ENDED DECEMBER 31,
-----------------------------------------------------
  1997       1996*      1995*      1994*      1993*
  ----       -----      -----      -----      -----
     3.66       4.30       3.89       3.31       2.31

---------------
* restated to reflect the merger of Bell Atlantic and NYNEX Corporation completed on August 14, 1997, which has been accounted for as a pooling of interests

     For the purpose of this ratio, earnings have been calculated by adding fixed charges and the cumulative effect of change in accounting principle, if any, to income before provision for income taxes. Fixed charges equal total interest expense on debt and capital lease obligations and the portion of rent expense assumed to represent interest.

                    SELECTED FINANCIAL DATA OF BELL ATLANTIC

     The selected financial data of Bell Atlantic set forth below should be read in conjunction with the audited financial statements contained in Bell Atlantic's Form 10-K for the year ended December 31, 1997 (the "Form 10-K"), which are incorporated by reference in this Prospectus. On August 14, 1997, Bell Atlantic completed a merger with NYNEX, which was accounted for as a pooling of interests. Accordingly, Bell Atlantic's financial data for periods prior to the merger have been restated to include the accounts of NYNEX. Restated per share amounts reflect the shares issued in connection with the NYNEX merger, as well as the adoption of SFAS No. 128.

                                                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                     -------------------------------------------------------------
                                      1997(a)      1996(b)      1995(c)      1994(c)      1993(d)
                                      -------      -------      -------      -------      -------
                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS
Operating revenues.................  $30,193.9    $29,155.2    $27,926.8    $27,098.0    $26,553.4
Operating income...................    5,341.5      6,078.6      5,417.4      4,522.4      3,204.6
Income before extraordinary item
  and cumulative effect of changes
  in accounting principles.........    2,454.9      3,128.9      2,826.1      2,224.9      1,320.7
  Per common share -- basic........       3.16         4.05         3.70         2.94         1.76
  Per common share -- diluted......       3.13         4.01         3.68         2.93         1.75
Net income (loss)..................    2,454.9      3,402.0        (96.8)        68.2       (593.2)
  Per common share -- basic........       3.16         4.40         (.13)         .09         (.79)
  Per common share -- diluted......       3.13         4.36         (.13)         .09         (.78)
Cash dividends declared per common
  share(e).........................       3.02         2.88         2.80         2.76         2.68

FINANCIAL POSITION
Total assets.......................  $53,964.1    $53,361.1    $50,623.1    $54,020.2    $58,844.8
Long-term debt.....................   13,265.2     15,286.0     15,744.1     14,590.2     14,144.0
Employee benefit obligations.......   10,004.4      9,588.0      9,388.4      8,980.2      7,666.4
Minority interest, including a
  portion subject to redemption
  requirements.....................      911.2      2,014.2      1,221.1        648.0        213.7
Preferred stock of subsidiary......      200.5        145.0        145.0         85.0           --
Shareowners' investment............   12,789.1     12,976.4     11,213.6     13,063.5     15,010.5

---------------
(a) 1997 data include merger-related costs and other special items (see Note 1 and Management's Discussion and Analysis contained in the Form 10-K).
(b) 1996 data include retirement incentive costs (see Note 16 contained in the Form 10-K), and the adoption of a change in accounting for directory publishing (see Note 3 contained in the Form 10-K).
(c) 1995 and 1994 data include retirement incentive costs (see Note 16 contained in the Form 10-K), and an extraordinary charge for the discontinuation of regulatory accounting principles (see Note 4 contained in the Form 10-K).
(d) 1993 data include restructuring costs and the adoption of changes in accounting for income taxes and postemployment benefits.
(e) Cash dividends declared per common share represent the historical dividends of Bell Atlantic. Cash dividends declared in 1996 include a payment of $.005 per common share for redemption of all rights granted under our Shareholder Rights Plan.

                                USE OF PROCEEDS

     Unless otherwise described in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for the general corporate purposes of Bell Atlantic and certain subsidiaries of Bell Atlantic; provided, however, that proceeds will not be used to provide financing to Bell Atlantic's domestic telephone company subsidiaries.

     FSI will lend to Bell Atlantic or one or more of the subsidiaries of Bell Atlantic other than Bell Atlantic's domestic telephone company subsidiaries, for the purposes described above, the net proceeds of the sale of the Debt Securities as soon as practicable after receipt thereof, but in no event later than six months after FSI receives such proceeds. In the interim, FSI will invest any funds held by it only in securities permitted by Rule 3a-5(a)(6) under the Investment Company Act.

              DESCRIPTION OF DEBT SECURITIES AND SUPPORT AGREEMENT

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate and of the Support Agreement dated as of October 1, 1992 between Bell Atlantic and FSI (the "Support Agreement"). The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement (the "Offered Debt Securities") and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an Indenture (the "Indenture"), dated as of October 1, 1992, among Bell Atlantic, FSI and First Union National Bank, Philadelphia, Pennsylvania, (formerly known as Fidelity Bank, National Association), as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The following summaries of certain provisions of the Debt Securities, the Support Agreement and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities, the Support Agreement and the Indenture, including the definitions therein of capitalized terms which are used but are not defined herein. All Section references used herein are to Sections in the Indenture.

GENERAL

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series. (Section 2.01). The Indenture does not limit the amount of other indebtedness or securities which may be issued by FSI.

     Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of FSI, will rank on a parity with FSI's other unsecured and unsubordinated indebtedness and will have the benefit of the Support Agreement described below.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the Offered Debt Securities will mature; (v) the rate or rates per annum at which the Offered Debt Securities will bear interest, if any, or the method of calculating such rates; (vi) the date from which interest on the Offered Debt Securities will accrue, the dates on which such interest will be payable, the date on which payment of such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vii) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by FSI, and the other detailed terms and provisions of such sinking fund; (viii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions be redeemed at the option of FSI or of the Holder thereof and the other detailed terms and provisions of such optional redemption; (ix) the right of FSI to defease the Offered Debt Securities or certain covenants under the Indenture; (x) the currency or currencies, which may be a composite currency such as the European Currency Unit, of payment of principal of and premium, if any, and interest on the Offered Debt Securities, if other than U.S. dollars;
(xi) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; (xii) provisions for issuance of Offered Debt Securities in book-entry form; (xiii) if other than denominations of $1,000, the denominations in which the Offered Debt Securities will be issuable; and (xiv) any other terms of the Offered Debt Securities not inconsistent with the terms of the Indenture. (Sections 2.03 and 2.06).

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

     Some of the Debt Securities may be issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax considerations and other special considerations applicable to original issue discount securities will be set forth in the applicable Prospectus Supplement.

SUPPORT AGREEMENT

     FSI and Bell Atlantic have entered into a Support Agreement pursuant to which Bell Atlantic has agreed that it shall cause FSI to have during the term of the Support Agreement a positive tangible net worth, as determined in accordance with generally accepted accounting principles.

     In addition, if during the term of the Support Agreement FSI requires funds to make any payment of interest, principal or premium on the Debt Securities and funds are not obtainable by FSI from other sources on commercially reasonable terms, Bell Atlantic is required pursuant to the Support Agreement to provide such funds to FSI to assure that FSI will be able to pay such principal, premium and interest when due.

     Under the Support Agreement, Bell Atlantic has agreed to own directly or indirectly all of the voting capital stock of FSI issued and outstanding at any time during the term of the Support Agreement.

     No termination of the Support Agreement shall be effective until such time as all of the Debt Securities shall have been paid in full, and no amendment to the Support Agreement which adversely affects the rights of holders of the Debt Securities shall be effected unless holders of all Outstanding Debt Securities consent in writing and, except as provided in the Support Agreement, the approval of the Commission is obtained. Debt Securities which have been defeased in accordance with the terms thereof shall not be counted as Outstanding for purposes of the Indenture or the Support Agreement.

     Holders of the Debt Securities shall have the right to proceed against Bell Atlantic to enforce FSI's rights under the Support Agreement or to obtain payment of any defaulted interest, principal or premium owed to such Holders in accordance with the procedures set forth in the Indenture. However, in no event may any holder of the Debt Securities, upon Default (as defined in the Indenture) by FSI or Bell Atlantic or upon failure to comply with the Support Agreement by FSI or Bell Atlantic, have recourse to or against the stock or assets of the following subsidiaries of Bell Atlantic: Bell
Atlantic -- Pennsylvania, Inc., Bell Atlantic -- New Jersey, Inc., Bell
Atlantic -- Delaware, Inc., Bell Atlantic -- Maryland, Inc., Bell
Atlantic -- Virginia, Inc., Bell Atlantic -- West Virginia, Inc., Bell
Atlantic -- Washington, D.C., Inc., New York Telephone Company, New England Telephone and Telegraph Company, Bell Atlantic Network Services, Inc. or Bell Atlantic's interest in Telecom Corporation of New Zealand Limited (or any other operating telephone company which may at the time be owned directly or indirectly by Bell Atlantic) (the "Asset Carve-Out"). Other than with respect to the Asset Carve-Out, Bell Atlantic's obligations under the Support Agreement rank equally with Bell Atlantic's other unsecured debt.

     Dividends declared and paid to Bell Atlantic by the subsidiaries listed above, which in 1997 aggregated approximately $3.3 billion, are not subject to the Asset Carve-Out. As of December 31, 1997 Bell Atlantic's net assets not subject to the Asset Carve-Out had a carrying value of approximately $13.7 billion. As Bell Atlantic is a holding company, the right of Bell Atlantic and, hence, the right of creditors of Bell Atlantic (including the Holders of the Debt Securities), to realize upon the assets of any subsidiary of Bell Atlantic, whether upon liquidation or reorganization of such subsidiaries, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Bell Atlantic itself as a creditor of a subsidiary may be recognized.

DENOMINATIONS, REGISTRATION AND TRANSFER

     The Debt Securities will be issuable in registered form, without coupons and may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities denominated in U.S. dollars will be issued only in denominations of U.S.$1,000 or any integral multiple thereof. A Global Security will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities to be represented by such Global Security. The Prospectus Supplement relating to Debt Securities denominated in a foreign or composite currency will specify the denominations thereof. (Sections 2.08 and 2.09).

     Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. (Section 2.11)

     Debt Securities may be presented for exchange as provided above, and Debt Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the Security Registrar designated by FSI or at the office of any transfer agent designated by FSI for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. FSI has initially appointed the Trustee as the Security Registrar under the Indenture. (Section 2.11). If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by FSI with respect to any series of Debt Securities, FSI may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts.

     In the event of any redemption in part, FSI shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series selected to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part. (Section 2.11)

PAYMENTS AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Debt Securities (other than a Global Security) will be made at the office of such Paying Agent or Paying Agents as FSI may designate from time to time, except that, at the option of FSI, payment of any interest may be made (i) by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by such payee as specified in the Security Register if authorized or required by the Debt Securities of any series. (Section 2.08). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 2.08).

     Unless otherwise indicated in an applicable Prospectus Supplement, the principal office of the Trustee in Philadelphia, Pennsylvania will be designated as FSI's Paying Agent office for payments with respect to Debt Securities.

     All moneys paid by FSI to a Paying Agent for the payment of principal of and any premium and interest on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to FSI and thereafter the holder of such Debt Security will look only to FSI for payment thereof. (Section 12.07).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement (the "Depository"). (Section 2.15). Unless and until it is exchanged for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. (Section 2.15).

     The specific terms of the depository arrangement with respect to a series of Debt Securities or any part thereof will be described in the applicable Prospectus Supplement. FSI anticipates that the following provisions will apply to all depository arrangements relating to Global Securities.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit the accounts of persons holding a beneficial interest in such Global Security with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by FSI if such Debt Securities are offered and sold directly by FSI. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository for such Global Security or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitation and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, and any premium and interest on, Debt Securities registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither FSI, Bell Atlantic, the Trustee, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or receiving any records relating to such beneficial ownership interests.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by FSI or if the Depository ceases to be a clearing agency registered under the Exchange Act or if an Event of Default with respect to the Debt Securities of the series represented by such Global Security has occurred and is continuing, FSI will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, FSI may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by a Global Security and, in such event, FSI will issue Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. Further, if FSI so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to FSI and the Depository, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. (Section 2.15).

LIENS ON ASSETS

     If at any time, FSI mortgages, pledges, or otherwise subjects to any lien any property or assets now owned or hereafter acquired by it, except as hereinafter provided, FSI will secure the outstanding Debt Securities, and any other obligations of FSI which may be then outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by FSI is subject as of the date of its acquisition by FSI or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify FSI to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any Affiliate of FSI including Bell Atlantic from mortgaging, pledging, or subjecting to any lien any of its property or assets, whether or not acquired by such Affiliate from FSI. (Section 4.03).

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

     Neither FSI nor Bell Atlantic may consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and neither FSI nor Bell Atlantic shall permit any Person to consolidate with or merge into FSI or Bell Atlantic or convey, transfer or lease its properties and assets substantially as an entirety to FSI or Bell Atlantic unless (i) the corporation formed by such consolidation or into which FSI or Bell Atlantic is merged or the Person to which the properties and assets of FSI or Bell Atlantic are transferred substantially as an entirety shall be a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of, and any premium and interest on, the Debt Securities and the performance of the other covenants under the Indenture and the Support Agreement, on the part of FSI or Bell Atlantic, as applicable; (ii) after giving effect to such transaction, no Event of Default (as defined below), or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing and
(iii) if, as a result of such transaction, properties or assets of FSI would become subject to a Mortgage not permitted by Section 4.03 of the Indenture without equally and ratably securing the Debt Securities as provided therein (see "Liens on Assets" above), steps shall have been taken to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby pursuant to Section 4.03 of the Indenture. (Section 11.01).

MODIFICATION AND WAIVER

     Certain modifications and amendments of the Indenture, including any provision of the Support Agreement and amendments to the rights of Holders of a series of Outstanding Debt Securities, may be made by FSI, Bell Atlantic and the Trustee only with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity date of the principal of, or any installment of principal or interest on, any such Debt Security; (ii) reduce the principal amount of, or any premium or interest on, any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the Maturity thereof); (iii) change the coin or currency in which any principal of, or any premium or interest on, any such Debt Security is payable; (iv) reduce the above-stated percentage of Outstanding Debt Securities of any series the consent of the Holders of which is necessary to modify or amend the Indenture; or (v) modify any provision of the Support Agreement. (Section 10.02).

     FSI, Bell Atlantic and the Trustee may modify or amend the Indenture without the consent of the Holders to (i) evidence succession to FSI, Bell Atlantic or the Trustee, (ii) add covenants or defaults, (iii) provide for bearer form Debt Securities, (iv) provide for uncertificated Debt Securities,
(v) cure
ambiguities, (vi) change provisions effective after retirement of outstanding Debt Securities, (vii) secure the Debt Securities, and (viii) establish the form or terms of any series of Debt Securities. (Section 10.01).

     The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive, insofar as such series is concerned, compliance by FSI with the restriction on FSI with respect to (i) liens on its assets pursuant to Section 4.03 of the Indenture and (ii) purchasing Debt Securities of a series that are listed on the International Stock Exchange, London by private treaty at a price which exceeds 120% of the mean of the nominal quotations of the Debt Securities of that series pursuant to Section
4.04 of the Indenture. (Section 4.07). Prior to any declaration accelerating the maturity of any Outstanding Debt Security, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of, premium or interest, if any, on any Debt Security of such series or in respect of a provision under which the Indenture cannot be modified or amended without consent of the Holder of each Outstanding Debt Security of such series affected. (Section 6.07).

EVENTS OF DEFAULT

     The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events: (i) default for 90 days in any payment of interest on such series; (ii) default in any payment of principal of, and premium, if any, on such series when due; (iii) default in the payment of any sinking fund installment with respect to such series when due;
(iv) default for 90 days after appropriate notice by the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series in performance of any other covenant or warranty in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than such series); or (v) certain events of bankruptcy, insolvency or reorganization with respect to either FSI or Bell Atlantic. (Section 6.01). The Indenture provides that, the Trustee shall give the Holders notice of any Default known to the Trustee as and to the extent provided in the Trust Indenture Act of 1939, as amended. (Section 7.02). In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series may declare the principal of such series (or, if the Debt Securities of such series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such series) to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series, except in each case a failure to pay the principal of, or any premium or interest on, such Debt Security. (Sections 6.01 and 6.07).

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 7.03). Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; provided that the Trustee shall have the right to decline to follow any such direction if the Trustee is advised by counsel that the action so directed may not lawfully be taken or if the Trustee determines by specified procedures that such action would involve the Trustee in personal liability. (Section 6.06).

     No Holder of any Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of such series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 6.04). However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 6.04).

     FSI and Bell Atlantic shall deliver to the Trustee, on or before April 15 in each year, an officers' certificate, stating whether or not to the knowledge of the signers thereof FSI or Bell Atlantic, as the case may be, is in Default in the performance and observance of any of the terms, provisions and conditions of the Indenture (without regard to any period of grace or requirement of notice provided thereunder) and, if FSI or Bell Atlantic, as the case may be, shall be in Default, specifying all such Defaults and the nature and status thereof of which the signers may have knowledge. (Section 5.03).

DEFEASANCE

     Discharge of Indenture. The Indenture will cease to be of further effect as to all Outstanding Debt Securities when either (i) the Trustee shall have received for cancellation all Outstanding Debt Securities (other than any Outstanding Debt Securities which have been destroyed, lost or stolen and have been replaced or paid) or (ii) all the Debt Securities shall have become due and payable, or by their terms have a maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, and FSI or Bell Atlantic irrevocably deposit with the Trustee funds sufficient to pay at maturity or redemption all of the Outstanding Debt Securities, including principal and premium, if any, and interest due or to become due to such maturity or redemption date, as the case may be, and all other sums payable under the Indenture by FSI or Bell Atlantic. (Section 12.01).

     Defeasance and Discharge of Series. If the terms of a series of Debt Securities so provide and FSI deposits or causes to be deposited with the Trustee as trust funds in trust for that purpose money and/or U.S. Government Obligations (as hereinafter defined) which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of, and premium, if any, and each installment of principal, and premium, if any, and interest, if any, on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if FSI has elected to redeem such Outstanding Debt Securities in accordance with Section 3.02 of the Indenture), and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable, then the Indenture will cease to be of further effect with respect to such series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust and to pay any tax indemnity), and FSI will be deemed to have satisfied and discharged the Indenture with respect to such series. (Section 12.03). In the event of any such defeasance, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of, premium, if any, and interest, if any, on their Debt Securities. The term "U.S. Government Obligations" means direct non-callable obligations of, or non-callable obligations directly guaranteed by, the United States of America for which its full faith and credit is pledged (or securities or receipts representing ownership interests in such obligations or in specific payments of principal or interest due thereon).

     Defeasance of Certain Covenants. If the terms of the Debt Securities of any series so provide, FSI and Bell Atlantic may omit to comply with certain restrictive covenants in Section 11.01 (FSI and Bell Atlantic May Consolidate, etc., Only on Certain Terms) and Sections 4.04 (Purchase of Securities by Company or

Subsidiary) and 4.03 (Liens on Assets) shall not be deemed to be Events of Default under the Indenture with respect to such series, upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal (and premium, if any) and each installment of principal, and premium, if any, and interest, if any, on the Outstanding Debt Securities of such series on the Stated Maturity of such principal or installment of principal or interest (or on the Redemption Date of the Outstanding Debt Securities of such series if FSI has elected to redeem such Outstanding Debt Securities in accordance with Section 3.02 of the Indenture) and (ii) any mandatory (or, if applicable, optional) sinking fund payments applicable to the Outstanding Debt Securities of such series on the day on which such payments are due and payable. The obligations of FSI under the Indenture and the Debt Securities other than with respect to the covenants referred to above shall remain in full force and effect. (Section 12.02).

     In the event FSI exercises its option to omit compliance with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series on their Stated Maturity or Redemption Date, but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, FSI shall remain liable for such payments. (Section 12.02).

     Limitation on Defeasance. To exercise either option referred to above under Defeasance and Discharge of Series and Defeasance of Certain Covenants, FSI is required to deliver to the Trustee an opinion of counsel (which opinion, in the case of the option referred to under Defeasance and Discharge of Series above, is based on there having been, since the date of the Indenture, a change in the applicable United States federal income tax law (including a change in official interpretation thereof)), or a ruling from or published by the Internal Revenue Service, to the effect that the exercise of such option will not cause Holders of Debt Securities to recognize income, gain or loss for United States federal income tax purposes, and that such Holders of Debt Securities will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised. (Sections 12.02 and 12.03).

     If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Sections 12.01, 12.02 or 12.03 of the Indenture described above by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, FSI's and Bell Atlantic's obligations under the Indenture, the Debt Securities and the Support Agreement will be revived and reinstated as though no deposit had occurred. (Section 12.04).

     Substitution of Collateral. If the terms of a series of Debt Securities so provide, FSI will be permitted at any time to withdraw any money or U.S. Government Obligations deposited pursuant to the foregoing defeasance provisions, provided that FSI in substitution therefor simultaneously deposits money and/or U.S. Government Obligations which would then be sufficient to satisfy FSI's payment obligations in respect of the Debt Securities in the manner contemplated by such defeasance provisions. (Section 12.05).

CONCERNING THE TRUSTEE

     Bell Atlantic and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee. In addition, the Trustee and certain of its affiliates serve as authenticating agent with respect to certain debt securities of certain affiliates of Bell Atlantic.

                              PLAN OF DISTRIBUTION

     FSI may sell the Debt Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions either: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase Debt Securities may be solicited from time to time directly by FSI from purchasers or by agents designated by FSI. Any such agent, which may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by FSI to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be customers of, engage in transactions with, or perform services for, FSI and/or Bell Atlantic in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of Debt Securities, FSI and Bell Atlantic will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, FSI will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Underwriters, dealers, agents, and other persons may be entitled, under agreements which may be entered into with FSI and Bell Atlantic, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, FSI will authorize dealers or other persons acting as FSI's agents to solicit offers by certain institutions to purchase Debt Securities from FSI pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases, such institutions must be approved by FSI. The obligations of any purchaser under any such contract will not be subject to any conditions except that (a) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and (b) if Debt Securities are also being sold to underwriters, FSI shall not have sold to such underwriters Debt Securities for delayed delivery. Such dealers and other persons will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

     The financial statements and financial statement schedule of Bell Atlantic and its subsidiaries included in Bell Atlantic's Annual Report on Form 10-K for the years ended December 31, 1997 and 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in the reports of such firm. The financial statements and financial statement schedule referred to above are incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P. given the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities and the Support Agreement were passed upon for FSI and Bell Atlantic by Mark J. Mathis, Vice President, Deputy General Counsel and Secretary of Bell Atlantic. Mr. Mathis was a Director of FSI until December 1, 1992. As of July 31, 1992, Mr. Mathis owned beneficially and had options to acquire 28,112 shares of the Common Stock of Bell Atlantic, including 809 shares deferred under certain employee benefit plans and 9,760 shares subject to exercisable options.

======================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR PRICING SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FSI, BELL ATLANTIC OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PRICING SUPPLEMENT AND SALES MADE HEREUNDER SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT

Description of Notes and Support
  Agreement...........................   S-2
Certain United States Federal Income
  Tax Considerations..................  S-14
Foreign Currency Risks................  S-20
Supplemental Plan of Distribution.....  S-21

                 PROSPECTUS

Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Bell Atlantic Corporation.............     3
Bell Atlantic Financial Services,
  Inc. ...............................     3
Ratio of Earnings to Fixed Charges of
  Bell Atlantic.......................     3
Selected Financial Data of Bell
  Atlantic............................     4
Use of Proceeds.......................     4
Description of Debt Securities and
  Support Agreement...................     5
Plan of Distribution..................    13
Experts...............................    13
Legal Opinions........................    13

======================================================

======================================================
                                  $892,950,000

                                 BELL ATLANTIC
                            FINANCIAL SERVICES, INC.

                          MEDIUM-TERM NOTES, SERIES A
                         DUE FROM 9 MONTHS TO 40 YEARS
                               FROM DATE OF ISSUE

                                   SUPPORTED
                                AS TO PAYMENT OF
                        PRINCIPAL, PREMIUM, IF ANY, AND
                                  INTEREST BY

                           BELL ATLANTIC CORPORATION
                           -------------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------
                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                           MORGAN STANLEY DEAN WITTER
                              SALOMON SMITH BARNEY
                                 MARCH 30, 1998
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